As filed with the Securities and Exchange Commission on May 21, 2015

Registration No. 333-192739

Registration No. 333-202570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-192739

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-202570

UNDER

THE SECURITIES ACT OF 1933

Kofax Limited

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15211 Laguna Canyon Road, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Kofax Limited 2012 Equity Incentive Plan

Kofax Limited 2014 Employee Stock Purchase Plan

(Full Title of the Plan)

Bradford Weller

General Counsel of Kofax Limited

15211 Laguna Drive Road

Irvine, CA 92618

(Name and address of agent for service)

(949) 783-1000

(Telephone number, including area code, of agent for service)

With a copy to:

David S. Rosenthal

Dechert LLP

1095 Avenue of Americas

New York, NY 10036

(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Kofax Limited (the “Company”), filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-192739, registering 22,427,992 Common Shares, par value $0.001 per share, of the Company issuance under the Kofax Limited 2012 Equity Incentive Plan, filed with the SEC on December 10, 2013.

•	Registration Statement No. 333-202570, registering the issuance of 1,500,000 Common Shares, par value $0.001 per share, of the Company issuable under the Kofax Limited 2014 Employee Stock Purchase Plan, filed with the SEC on March 6, 2015.

On May 21, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 24, 2015, by and among Lexmark International Technology, S.A., a Switzerland joint stock company (“Parent”), Ariel Investment Company, Ltd., a Bermuda exempted company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Lexmark International, Inc., a Delaware corporation, and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (“Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on this 21st day of May 2015.

KOFAX LIMITED

By:	/s/ Reynolds C. Bish
Reynolds C. Bish Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.